Exhibit 10.1

THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH OTHER APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE THEREFROM.

UNSECURED PROMISSORY NOTE

$	November 14, 2013

FOR VALUE RECEIVED, subject to the terms and conditions stated below, GreenHunter Resources, Inc., a Delaware corporation (the “Company” or the “Maker”), hereby promises to pay to the order of [•] (the “Holder”), at the Holder’s address stated in this Note or such other address as the holder of this unsecured note (the “Note”) shall designate from time to time in lawful money of the United States of America in immediately available funds, on November 14, 2014 (the “Maturity Date”), the principal amount of [•] Dollars and No/100 Dollars ($[•]) with interest on the principal amount from the date hereof (the “Interest Rate”) to accrue at the rate of fifteen percent (15%) per annum simple interest until the outstanding principal balance and any accrued interest are paid in full; provided that the Interest Rate shall accrue at the lower of (i) the rate of seventeen percent (17%) per annum simple interest or (ii) the maximum rate permitted by applicable law, during any period in which an Event of Default (as defined below) continues. Interest shall be calculated on the basis of actual number of days elapsed over a year of 360 days, with months of 30 days. All payments received by the Holder hereunder will be applied first to costs of collection, if any, and the balance to accrued interest and then to principal.

Payments on this Note shall be made as follows:

Accrued but unpaid interest shall be payable monthly on the first of each month of the term of this Note. Principal and remaining accrued but unpaid interest shall be due and payable on the Maturity Date.

The Maker may prepay this Note, in whole or in part, at any time before the Maturity Date. Any optional prepayment (and, as applicable, any payment or prepayment required in connection with an Event of Default (as defined below)) made on or prior to the Maturity Date shall be accompanied by a prepayment fee equal to all interest on this Note that would have been due after such prepayment through the end of the Maturity Date, if no payment of principal was made prior to the end of the Maturity Date, calculated based upon the Interest Rate in effect as of such prepayment.

1.	Events of Default. The outstanding principal balance on this Note (together with all interest accrued thereon) shall, at the option of the Holder hereof, become immediately due and payable without notice or demand, upon the happening of any one of the following specified events (each, an “Event of Default”):

(i)	the occurrence of a default under the terms of the Note;

(ii)	a material breach by the Company of any provision of the Pledge and Security Agreement, provided that such breach shall not be deemed an Event of Default, if such breach is cured prior to the thirty-first (31st) day following written notice of such breach from the Holder or the Collateral Agent;

(iii)	the making by the Company of a general assignment for the benefit of creditors;

(iv)	the filing of any petition or the commencement of any proceeding by the Company or any endorser or guarantor of this Note for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions, or extensions;

(v)	the filing of any petition or the commencement of any proceeding against the Company or any endorser or guarantor of this Note for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions, or extensions, which proceeding is not dismissed within sixty (60) days; or

(vi)	any acquisition of the Company, whether by merger, sale of assets or other transaction.

Upon the occurrence of any Event of Default (other than an Event of Default as specified in Section 1(iv) or Section 1(v)) and so long as such Event of Default is continuing, the Holder may, at its option and upon written notice of acceleration given to the Company, declare the entire unpaid portion of the principal amount and all unpaid accrued interest under the Notes due and payable. If an Event of Default specified in Section 1(iv) or Section 1(v) occurs and is continuing, then the entire unpaid portion of the principal amount and all unpaid accrued interest under the Notes shall automatically, and without any notice or any other action on the part of the Holder, become due and payable immediately. Prior to or after any notice of acceleration given to the Company, the Holder may waive any Event of Default that has occurred hereunder and its consequences. Whenever any Event of Default hereunder shall have been waived as permitted by this Section 1, such Event of Default shall for all purposes of this Note be deemed to have been cured and to be not continuing.

2.	Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder that:

I.	Authorization and Delivery. This Note has been duly authorized and executed by the Company and when delivered will be the valid and binding obligation of the Company enforceable in accordance with its terms.

(i)	No Inconsistency. The execution and delivery of this Note will not violate any provision of the Company's Certificate of Incorporation and Bylaws, (ii) contravene any law, governmental rule or regulation, judgment or order applicable to the Company, (iii) contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or (iv) require the consent or approval of, the giving of notice to, the registration with the taking of any action in respect of or by, any federal, state or local government authority or agency or other person.

3.	Miscellaneous.

II.	Expenses. The Company agrees to pay the Holder’s reasonable costs (including reasonable attorney’s fees) incurred in connection with the preparation and execution of this Note and any related documentation and the Holder’s reasonable costs (including reasonable attorney’s fees) in collecting and enforcing this Note.

(i)	Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Note, except as expressly provided in this Note.

(ii)	Waiver or Amendment. No waiver of any obligation of the Company under this Note or any amendment to this Note shall be effective without the written consent of the Holder hereof. A waiver by the Holder of any right or remedy under this Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

(iii)	Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or default of the Company under this Note, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Holder of any breach or default under this Note, or any waiver by the Holder of any provisions or conditions of this Note must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative.

(iv)	Notice. Any notice required or permitted under this Note shall be in writing and shall be deemed to have been given on the date of delivery, if personally delivered to the party to whom notice is to be given, or on the fifth business day after mailing, if mailed to the party to whom notice is to be given, by certified mail, return receipt requested, postage prepaid, and addressed as follows:

If to the Company, at:

GreenHunter Resources, Inc.

1048 Texan Trail

Grapevine, Texas 76051

Attn: Morgan F. Johnston, Senior Vice President

If to the Holder, at:

Attn:

or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this paragraph.

(v)	Waiver by Company. The Company hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof or enforcement of the security herefor, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the Holder with respect to the time of payment or any other provision hereof.

(vi)	Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced or disturbed thereby.

(vii)	Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to conflicts of law principles.

GREENHUNTER RESOURCES, INC.

By:
Name:	Morgan F. Johnston
Title:	Sr. VP, General Counsel and Secretary